Exhibit 4.1.4

                                FOURTH AMENDMENT
                                       TO
                           REVOLVING CREDIT AGREEMENT

     This Fourth Amendment ("Fourth Amendment") to Fourth Amended and Restated Credit Agreement dated as of March 28, 2002, as amended by the First Amendment thereto dated as of June 12, 2003, the Second Amendment thereto dated as of October 22, 2003, and the Third Amendment thereto dated as of April 14, 2004 (as amended, the "Credit Agreement"), originally by and among CONTINENTAL RESOURCES, INC., an Oklahoma corporation (the "Borrower"), UNION BANK OF CALIFORNIA, N.A., as LC Issuer, Bank, Lead Arranger, Fronting Bank and Administrative Agent (in such latter capacity and together with its successors and permitted assigns in such capacity the "Administrative Agent"), GUARANTY BANK, FSB, as Co-Arranger, Bank and Collateral/Documentation Agent, and FORTIS CAPITAL CORP., as Co-Arranger, Bank and Syndication Agent, and the several banks and financial institutions from time to time parties to the Credit Agreement (the "Banks") is entered into this twenty-first day of July 2004.

                              W I T N E S S E T H:

     WHEREAS, Borrower desires to obtain the written consent of Administrative Agent and the Banks to sell its subsidiary, Continental Gas, Inc. ("CGI");

     WHEREAS, in furtherance of the foregoing, Borrower and the Banks desire to amend the Credit Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises and for Ten Dollars ($10.00) and other good and valuable consideration received by each party hereto, and each intending to be legally bound hereby, the parties agree as follows.

     I. Amendments to Credit Agreement. The following modifications are made in amendment to the Credit Agreement. For clarity, certain additions herein to the existing language of the Credit Agreement are formatted with underlined text and certain deletions from the existing language of the Credit Agreement are formatted with strikethrough text. The formatting is only for purposes of identifying the changes to the Credit Agreement, and such formatting is not intended to become part of the Credit Agreement.

     Article I, DEFINITIONS, of the Credit Agreement is hereby modified by deleting in its entirety the definition "CGI Credit Agreement."

     Article I, DEFINITIONS, of the Credit Agreement is hereby further modified to amend and restate the following definitions in their entirety:

          "Change of Control" means any of the following events: (a) any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) has become, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all such shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of a majority or more of the common stock of Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower (whether or not such securities are then currently convertible or exercisable), (b) during any period of two consecutive calendar quarters, individuals who at the beginning of such period were officers of the Borrower and were also members of the Borrower's board of directors cease for any reason to constitute a majority of the directors of the Borrower then in office unless (i) such new directors were elected by a majority of the directors of the Borrower who constituted the board of directors of the Borrower at the beginning of such period (or by directors so elected) or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability, (c) Harold Hamm no longer owns a controlling beneficial interest or ownership in Borrower, or (d) Harold Hamm is no longer chief executive officer of Borrower.

          "Guarantor(s)" means, individually and collectively, Continental Resources of Illinois, Inc., Continental Crude Co. and all other Subsidiaries of Borrower.

     Section 4.01, Existence, is hereby amended and restated in its entirety to read as follows:

          The Borrower is a Business Entity of the type specified for such Borrower on the signature pages of this Agreement, duly organized, legally existing, and in good standing under the Laws of the State in which it was organized; the Borrower has the lawful power to own their properties and to engage in the businesses it conducts, and it is duly qualified and in good standing as a foreign Business Entity in the jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary; the states in which the Borrower is incorporated or organized and qualified to do business are set forth in Schedule 4.01; the addresses of all places of business of the Borrower are as set forth in Schedule 4.01; Borrower has not changed its name, been the surviving company in a merger, acquired any business, or changed its principal executive office within five (5) years and one (1) month prior to the date hereof; and Borrower has no Subsidiaries other than the Guarantors. Borrower and each Guarantor is qualified under applicable Minerals Management Service regulations to act as the operator of the Leases where required.

     Article V, Affirmative Covenants, is hereby amended by adding a new Section 5.35, Repayment of Funds Borrowed for Sale of CGI, to read as follows:

          Repay any funds, borrowed under this Agreement for the purpose of completing Borrower's sale of CGI, out of the proceeds from Borrower's sale of CGI, no later than three Business Days after the execution date of the Fourth Amendment to this Agreement.

     Article V, Affirmative Covenants, is hereby amended by adding a new Section 5.36, Addition of Borrowing Base Oil and Gas Properties, to read as follows:

          Comply with all terms and conditions of this Agreement relating to the addition to Borrower's Borrowing Base Oil and Gas Properties of the Oil and Gas Properties assigned to Borrower by CGI as described in
          Schedule 6.04 of the Fourth Amendment to this Agreement, including but not limited to delivering to the Administrative Agent Security Instruments and Transfer Letter Orders as required by Section 3.03, no later than sixty days after the execution date of the Fourth Amendment to this Agreement.

     Article V, Affirmative Covenants, is hereby amended by adding a new Section 5.37, Compliance with Indenture, to read as follows:

          Comply with all terms and conditions of that certain Indenture dated July 24, 1998 among Borrower, the Subsidiary Guarantors, as that term is defined therein, and United States Trust Company of New York, under which the Senior Subordinated Notes were issued, including but not limited to Section 4.10 thereof with respect to the receipt and application of "Net Proceeds" and disposition of "Excess Proceeds," as those terms are defined therein, resulting from Borrower's sale of Continental Gas, Inc.

     Section 7.01, Enumeration of Events of Default is amended and clarified as follows. The Second Amendment inserted a new subsection (i) and relabeled existing subsections (i) and (j) as subsections (j) and (k). The Third Amendment also inserted a new subsection (i) and relabeled existing subsections (i) and
(j) as subsections (j) and (k), without making reference to the subsection (k) that had been relabeled by the Second Amendment. Under this Fourth Amendment, the subsection (i) added by the Second Amendment and relabeled as subsection (j) by the Third Amendment is hereby deleted, and subsections (i), (j), and (k), as they existed prior to the Second Amendment or were added by the Third Amendment, are hereby clarified and/or relabeled to read and remain in full force and effect as follows:

          (i) Borrower or any Guarantor shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of One Million Dollars $1,000,000.00 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith;

          (j) the Liens under the Security Instruments cease to be perfected or cease to be first priority Liens subject to only Permitted Encumbrances; or

          (k)   a Material Adverse Change occurs.

     II. Conditions Precedent in Connection with the Fourth Amendment. The Fourth Amendment shall not be binding on the Banks until satisfaction of the following conditions precedent:

          A. Administrative Agent shall have received fully executed counterparts, in the number of multiple originals requested by Administrative Agent, of the Fourth Amendment, duly executed by an authorized officer for Borrower.

          B. The representations and warranties contained in Article IV of the Credit Agreement shall be true and correct in all material respects on the date of the Fourth Amendment with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing or will have occurred upon the execution of the Fourth Amendment.

          C. Borrower shall have complied with all terms and conditions of the Credit Agreement required for Borrower's sale of CGI, including but not limited to obtaining written consent from Administrative Agent and Required Banks as required by Article VI, in particular Section 6.04, Sales of Assets, Section 6.05, Dividends, and Section 6.20, Amendment, Termination or Waiver of Contracts with CGI. By their signatures hereto, Administrative Agent and the Required Banks hereby consent, as required by Article VI and Sections 6.04, 6.05 and 6.20 of the Credit Agreement, to (i) the payment of a dividend of not more than $14,900,000 to Borrower's shareholders, (ii) the sale by Borrower of the capital stock of CGI to Borrower's shareholders, and (iii) the amendment, termination or waiver of contracts between Borrower and CGI, to the extent the foregoing are reasonably necessary for Borrower's sale of CGI, which consent is subject to fulfillment of all conditions precedent and all representations set forth in this Fourth Amendment.

          D. Borrower shall have complied with all terms and conditions of that certain Indenture dated July 24, 1998 among CRI, the Subsidiary Guarantors, as that term is defined therein, and United States Trust Company of New York ("Indenture"), under which the Senior Subordinated Notes (as that term is defined in the Credit Agreement) were issued, required for Borrower's sale of CGI, including but not limited to
          Section 4.7, Restricted Payments, and Section 4.10, Asset Sales.

          E. All conditions precedent shall have been satisfied under the First Amendment, dated as of the date of this instrument, to that certain Term and Revolving Credit Agreement dated as of October 22, 2003 ("CGI Credit Agreement").

          F. All legal matters incident to the consummation of the transactions contemplated by the Fourth Amendment shall be satisfactory to special counsel for the Banks.

          G. All reasonable and documented legal fees owed by the Banks to Porter & Hedges, L.L.P. in connection with the Fourth Amendment shall have been paid by Borrower.

     III. Representations and Warranties. To induce the Banks to enter into this Fourth Amendment, the Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article IV of the Credit Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

          A. The execution and delivery of this Fourth Amendment and the performance by the Borrower of its obligations under this Fourth Amendment are within the Borrower's power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Borrower or of any agreement binding upon the Borrower.

          B. The Credit Agreement as amended by this Fourth Amendment represents the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          C. No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

          D. Since the date of the Agreement, Borrower has not formed or created any new Subsidiaries.

          E. Borrower has complied with all terms and conditions of the Credit Agreement required for Borrower's sale of CGI, including but not limited to obtaining written consent from Administrative Agent and Required Banks as required by Article VI, in particular Section 6.04, Sales of Assets, Section 6.05, Dividends, and Section 6.20, Amendment, Termination or Waiver of Contracts with CGI.

          F. CGI has complied with all terms and conditions of the CGI Credit Agreement required for Borrower's sale of CGI, including but not limited to obtaining written consent from the Administrative Agent and the Required Banks thereunder as required by Article VI thereto, in particular Section 6.11, Capital Stock of Borrower/Redemption of Senior Subordinated Notes.

          G. Borrower has complied with all terms and conditions of the Indenture required for Borrower's sale of CGI, including but not limited to Section 4.7, Restricted Payments, and Section 4.10, Asset Sales.

          H. CGI has assigned to Borrower certain of CGI's Oil and Gas Properties described in Schedule 6.04 hereto and has complied with all terms and conditions of the CGI Credit Agreement required for said transfer, including but not limited to obtaining written consent from the Administrative Agent and the Required Banks thereunder as required by Article VI, Negative Covenants, thereto, in particular Section 6.04, Sales of Assets.

          I. All conditions precedent have been satisfied under the First Amendment to the CGI Credit Agreement, dated as of the date of this instrument.

     IV. Defined Terms. Except as amended hereby, terms used herein that are defined in the Credit Agreement shall have the same meanings herein.

     V. Reaffirmation of Credit Agreement. This Fourth Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as further amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

     VI. Entire Agreement. The Credit Agreement, as hereby amended, embodies the entire agreement between the Borrower and the Banks and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof. The Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Credit Agreement, as hereby amended, and in the other documents previously executed or executed of even date herewith.

     VII. Governing Law. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. This Fourth Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Courts within the State of Texas shall have jurisdiction over any and all disputes between the Borrower and the Banks, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Fourth Amendment or any other Security Instrument; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

     VIII. Severability. Whenever possible each provision of this Fourth Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Fourth Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Fourth Amendment.

     IX. Execution in Counterparts. This Fourth Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

     X. Section Captions. Section captions used in this Fourth Amendment are for convenience of reference only, and shall not affect the construction of this Fourth Amendment.

     XI. Successors and Assigns. This Fourth Amendment shall be binding upon the Borrower and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Banks, and the respective successors and assigns of the Banks.

     XII. Non-Application of Chapter 346 of Texas Finance Codes. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Credit Agreement as hereby further amended or any other Loan Documents or the transactions contemplated hereby.

     XIII. Notice. THIS FOURTH AMENDMENT TOGETHER WITH THE LOAN AGREEMENT, AND THE OTHER SECURITY INSTRUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO WRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the day and year first above written.

                                         BORROWER:

                                         CONTINENTAL RESOURCES, INC.


                                         By: /S/ ROGER CLEMENT
                                             Roger Clement
                                             Senior Vice President and Chief
                                             Financial Officer


                                         ADMINISTRATIVE AGENT, LEAD ARRANGER,
                                         LC ISSUER, FRONTING BANK AND BANK:

                                         UNION BANK OF CALIFORNIA, N.A.


                                         By:  /S/ ALI AHMED
                                              Ali Ahmed,
                                              Vice President

                                         By: /S/ JOHN CLARK
                                             John Clark,
                                             Vice President


                                         COLLATERAL/DOCUMENTATION
                                         AGENT, CO-ARRANGER AND BANK:

                                         GUARANTY BANK, FSB

                                         By: /S/ RICHARD MENCHACA
                                             Richard Menchaca,
                                             Senior Vice President


                                         SYNDICATION AGENT, CO-ARRANGER
                                         AND BANK:

                                         FORTIS CAPITAL CORP.

                                         By:  /S/ DARRELL W. HOLLEY
                                              Darrell W. Holley,
                                              Managing Director


                                         By:  /S/ CHRISTOPHER S. PARADA
                                              Christopher S. Parada,
                                              Vice President


                                         CO-AGENT AND BANK:

                                         THE ROYAL BANK OF SCOTLAND plc


                                         By:  /S/ JAMES R. MCBRIDE
                                         Name:  James R. McBride
                                         Title:  Managing Director


                                         BANK:

                                         WASHINGTON MUTUAL BANK, FA

                                         By:  /S/ DAVID W. PHILLIPS
                                              David W. Phillips,
                                              Vice President

                                                            Schedule 6.04
                                                                                   Phase I      Phase II     Phase I      Phase II
                                                                                   Working      Working    Net Revenue  Net Revenue
    Well/Unit Name                 Legal Description               County  State   Interest     Interest    Interest      Interest
    --------------                 -----------------               ------  -----   --------     --------   -----------  -----------
Cedar Hills North Red   Township 129 North, Range 106 West: All    Bowman/  ND    0.01671645   0.01780166   0.01426658   0.01519304
River "B" Unit          of Section 1                               Slope

Cedar Hills North Red   Township 130 North, Range 106 West: All    Bowman/  ND    0.01671645   0.01780166   0.01426658   0.01519304
River "B" Unit          of Sections 1, 2, 3, 4, 5, 9, 10, 11,      Slope
                        12, 13, 14, 15, 16, 21, 22, 23, 24, 26,
                        27, 28, 34, 35 and 36; Lots 1-6, S/2
                        NE/4, SE/4, NW/4, NE/4 SW/4, SE/4 of
                        Section 6; NE/4 NE/4 of Section 7; E/2
                        E/2, NW/4 NE/4, SW/4 NE/4, NW/4, W/2
                        SE/4 of Section 8; NW/4 NE/4, S/2 NE/4,
                        S/2, NE/4 NE/4 of Section 17

Cedar Hills North Red   Township 130 North, Range 107 West: Lot    Bowman/  ND    0.01671645   0.01780166   0.01426658   0.01519304
River "B" Unit          1, SE/4 NE/4 of Section 1                  Slope

Cedar Hills North Red   Township 131 North, Range 106 West: All    Bowman/  ND    0.01671645   0.01780166   0.01426658   0.01519304
River "B" Unit          of Sections 17, 18, 19, 20, 21, 27, 28,    Slope
                        29, 30, 31, 32, 33 and 34

Cedar Hills North Red   Township 131 North, Range 107 West: All    Bowman/  ND    0.01671645   0.01780166   0.01426658   0.01519304
River "B" Unit          of Sections 1, 12, 13, 14, 24 and 25       Slope

Cedar Hills North Red   Township 132 North, Range 106 West: All    Bowman/  ND    0.01671645   0.01780166   0.01426658   0.01519304
River "B" Unit          of Sections 4, 5, 6, 7, 8, 9, 15, 16,      Slope
                        17, 18, 19, 20, 21, 22 and 23

Cedar Hills North Red   Township 132 North, Range 107 West: All    Bowman/  ND    0.01671645   0.01780166   0.01426658   0.01519304
River "B" Unit          of Sections 1, 2, 3, 10, 11, 12, 13, 14,   Slope
                        15, 22, 23, 24, 25 and 36

Cedar Hills North Red   Township 133 North, Range 106 West: All    Bowman/  ND    0.01671645   0.01780166   0.01426658   0.01519304
River "B" Unit          of Sections 17, 18, 19, 20, 28, 29, 30,    Slope
                        31, 32, 33 and 34
                                                                   Fallon   MT    0.02931323   0.02817116   0.02473551   0.02377179
West Cedar Hills Unit   Township 6 North, Range 61 East: All of
                        Sections 2, 10, 11, 14, 15, 16, 21, 22,
                        23, 26, 27 and 28; SE/4 of Section 3,
                        SE/4 of Section 9                          Fallon   MT    0.02931323   0.02817116   0.02473551   0.02377179

West Cedar Hills Unit   Township 7 North, Range 61 East: All of
                        Sections 22, 23, 26, 27 and 35, NE/4 of
                        Section 34                                 Bowman   ND    0.01151741   0.00980162   0.00981036   0.00834888

Medicine Pole Hills     Township 130 North, Range 105 West, 5th
South Red River "B"     PM: All of Section 36
Unit

Medicine Pole Hills     Township 130 North, Range 104 West, 5th    Bowman   ND    0.01151741   0.00980162   0.00981036   0.00834888
South Red River "B"     PM: All of Section 36
Unit

Medicine Pole Hills     Township 129 North, Range 105 West, 5th    Bowman   ND    0.01151741   0.00980162   0.00981036   0.00834888
South Red River "B"     PM: All of Section 1
Unit

Medicine Pole Hills     Township 129 North, Range 104 West, 5th    Bowman   ND    0.01151741   0.00980162   0.00981036   0.00834888
South Red River "B"     PM: All of Sections 1, 2, 3, 6, 7, 8, 9,
Unit                    10, 11, 15, 16, 17, 18, 20 and 21
